EXHIBIT 99.1

June 13, 2012

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
Office 309-494-4100
Mobile 309-360-7311
dugan_jim@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Announces 13 Percent Increase in Dividend Rate

PEORIA, Ill. - The Board of Directors of Caterpillar Inc. (NYSE: CAT) voted today to raise the quarterly cash dividend by six cents to fifty-two ($0.52) cents per share of common stock, payable August 20, 2012, to stockholders of record at the close of business, July 20, 2012.

“As part of our strategy, over the business cycle, we aim to deliver Total Stockholder Return in the upper 25 percent of the S&P 500 and this 13 percent increase in our dividend represents our continued commitment to providing value to stockholders,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman. “Further demonstrating our track record of rewarding stockholders over the years, including the announcement today, Caterpillar has paid higher dividends to stockholders for 19 years in a row, and during the last 10 years, our total stockholder return has been 322 percent, which is in the top 25 percent of the S&P 500. In addition, the company has paid a cash dividend every year since 1925 and has paid a dividend every quarter since November 1933,” Oberhelman added. “We believe dividend payments are a good way to reward long term investors in Caterpillar, and we hope policy makers in the United States will take steps to change tax policy rather than punishing long term investors. Without such a change, the tax rate on dividend income will nearly triple for many stockholders next year.”

The $0.52 dividend is an increase of 13 percent over the previous rate of $0.46 per share.

About Caterpillar:
For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. With 2011 sales and revenues of $60.138 billion, Caterpillar is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. More information is available at: http://www.caterpillar.com.